                                                                      EX-99. B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


  We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 78 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 6, 1998, relating to the financial statements and financial highlights appearing in the November 30, 1997 Annual Report to Shareholders of Vanguard/Wellington Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
Philadelphia, PA

March 4, 1998